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DESIREE M. FRANKLIN
DIRECT DIAL: (901) 577-2183
DIRECT FAX: (901) 577-0730
E-MAIL ADDRESS:dfranklin@bdbc.com


                                October 25, 2002


Securities and Exchange Commission
Attention:  Mr. Randolph Koch
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

         Re: FIRST FUNDS (THE TRUST), COMPRISED OF U.S. GOVERNMENT MONEY MARKET PORTFOLIO; MUNICIPAL MONEY MARKET PORTFOLIO; CASH RESERVE PORTFOLIO; CAPITAL APPRECIATION PORTFOLIO; GROWTH AND INCOME PORTFOLIO (FORMERLY TOTAL RETURN EQUITY PORTFOLIO); BOND PORTFOLIO (FORMERLY TOTAL RETURN FIXED INCOME PORTFOLIO); INTERMEDIATE BOND PORTFOLIO AND TENNESSEE TAX-FREE PORTFOLIO

                  File Nos. 811-6589
                            33-46374
                  Post-Effective Amendment No. 28

Dear Mr. Koch:

         We serve as counsel to the above-referenced Trust. In that capacity, we have reviewed the Post-Effective Amendment No. 28 to the Trust's Registration Statement on Form N-1A which accompanies this letter ("Amendment"), including the covering letter thereto. The Amendment was prepared by ALPS Mutual Fund Services, Inc. ("ALPS"), the Trust's Administrator. Pursuant to paragraph (b)(4) of Rule 485, we represent that, to the best of our knowledge based upon the statements of ALPS contained in the covering letter to the Amendment and our review of the Amendment, the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to Rule 485(b).

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Mr. Randolph Koch
Securities and Exchange Commission
October 25, 2002
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         Further, we consent to the use of our name in the Registration
Statement and elsewhere as it may appear.

                                       Sincerely,

                                       BAKER, DONELSON, BEARMAN & CALDWELL